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                                                                     Exhibit 2.2




                         REAL ESTATE PURCHASE AGREEMENT



                                     BETWEEN



                             CAFIG, INC., as Seller,



                  L-3 COMMUNICATIONS CORPORATION, as Purchaser



                                       AND



                       SCOTT TECHNOLOGIES, INC., as Parent






                            DATED AS OF JUNE 30, 1999




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         THIS REAL ESTATE PURCHASE AGREEMENT is made and entered into as of the
30th day of June, 1999, by and among CAFIG INC., a Delaware corporation ("Seller") with its principal executive offices in Mayfield Heights, Ohio, L-3 COMMUNICATIONS CORPORATION, a Delaware corporation ("Purchaser") with its principal executive offices in New York, New York, and SCOTT TECHNOLOGIES, INC., a Delaware corporation ("Parent") with its principal executive offices in Mayfield Heights, Ohio. Certain capitalized terms are defined in Section 12.13 hereof.

                                   WITNESSETH:

         WHEREAS, Parent has agreed to sell and transfer and Purchaser has agreed to purchase from Parent, all the issued and outstanding capital stock (the "Shares") of Interstate Electronics Corporation, a California corporation (the "Company"), in accordance with the terms of that certain stock purchase agreement dated as of the date hereof ("Stock Purchase Agreement") between Parent and Purchaser; and

         WHEREAS, the parties hereto desire to enter into this Agreement in order to effect the purchase and sale of the property located and described on Exhibit A attached hereto (the "Facility") to Purchaser or a third party identified by Purchaser in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained herein, the parties agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE



     1.1. Purchase and Sale of the Facility. On the terms and subject to the conditions of this Agreement and except as otherwise provided herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser or cause Parent to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller and/or Parent, all direct or indirect right, title and interest of Seller in the Facility, together with such changes, deletions or additions as may occur between the date hereof and the Closing Date consistent with the terms of this Agreement (collectively, the "Real Estate Assets"), including the following:

         (a) fee title to the land, buildings, and improvements located at the Facility;

         (b) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Facility to the center line thereof and to any unpaid award for any taking by reason of a change of grade of any street or highway;

         (c) all right, title and interest of Seller, if any, in and to any easements, rights-of-way, Licenses, interests, rights and appurtenances of any kind relating to or appertaining to the Facility and any air, zoning or development rights appurtenant to the Facility;

         (d) all right, title and interest of Seller, if any, in and to the fixtures and personal property attached or appurtenant to the improvements located on the Facility;


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         (e) all right, title and interest of Seller, if any, in and to all contracts, agreements, warranties, equipment leases, guarantees, bonds, architectural, engineering and other plans and drawings, building permits, utility reservations or allocations arrangements and/or commitments primarily relating to the Facility, the buildings and improvements thereon, but specifically excluding the Rollover Lease and this Agreement (collectively, the "Contracts");

         (f) all right, title and interest of Seller, if any, in and to all transferable governmental and other permits, Licenses, approvals, certificates of inspection, filings, franchises and other authorizations relating to the Facility;

         (g) all right, title and interest of Seller, if any, in and to all insurance proceeds arising out of or related to damage, destruction or loss of any property or asset of or used primarily in connection with the Facility to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced, at the Closing Date; and

         (h) all right, title and interest of Seller, if any, in and to all condemnation proceeds arising out of or related to a condemnation or taking of the Real Estate Assets or any portion thereof.

     1.2. Transfer of the Real Estate Assets. Seller shall sell, convey, transfer, assign and deliver the Real Estate Assets to Purchaser at the Closing by means of a Grant Deed in the form of Exhibit B attached hereto and such other good and sufficient instruments of transfer in form and substance reasonably satisfactory to Purchaser, all in recordable form, where applicable, as shall be necessary or appropriate to vest in Purchaser all right, title, ownership and interest of Seller in and to the Real Estate Assets as provided in this Agreement or in the Schedules hereto. At Seller's election, Seller may, prior to the Closing, convey the Real Estate Assets to Parent in which case Seller shall cause Parent to execute and deliver the Grant Deed and any and all other instruments of conveyance required hereunder.

                                   ARTICLE 2

                                 PURCHASE PRICE

     2.1. Closing Date and Place. (a) On the terms and subject to the conditions set forth herein, including the prior completion of the Subdivision (as defined in Section 7.1(g)), the consummation of the purchase and sale contemplated hereby (the "Closing") will take place at the same time and the same place as the closing under the Stock Purchase Agreement (the "Closing Date"). The Closing shall be effective as of the close of business on the Closing Date.

         (b) Notwithstanding anything else contained herein to the contrary, the Closing hereunder may be delayed by (i) Purchaser, at Purchaser's sole option by written notice to Seller, subject to the termination rights in Section 8.1 herein, until the earlier to occur of (such earlier date being referred to as the "Extension Date") (A) the date of the execution of the Facility Lease or (B) the later to occur of (1) July 31, 1999 or (2) the earliest reasonably practicable time, but in no event later than 20 days, after the completion of the Subdivision (as defined in Section 7.1(g)), or (ii) by Seller, at Seller's sole option by written notice to Purchaser, subject to the termination rights in
Section 8.1 herein, until the earliest reasonably practicable




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time, but in no event later than 20 days, after the completion of the
Subdivision. If the Closing is delayed pursuant to this Section 2.1(b), the Closing Date shall be the date in which title to the Real Estate Assets are transferred in accordance with the terms of this Agreement. If the Closing does not occur simultaneously with the closing under the Stock Purchase Agreement, Seller and the Company shall enter into a lease (the "Rollover Lease") for the Real Estate Assets in the form attached hereto as Exhibit C.

     2.2. Purchase Price. The purchase price to be paid by Purchaser for the Real Estate Assets is Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (as adjusted, pursuant to the last sentence in this Section 2.2, the "Purchase Price"). The Purchase Price shall be paid by Purchaser in full at Closing in immediately available funds. If the Rollover Lease is executed, the Purchase Price shall be reduced by the base rent paid by the Tenant thereunder to Seller pursuant to Section 4 of the Rollover Lease.

     2.3. Payments. All payments required to be made pursuant to this Article 2 and other provisions of this Agreement shall be made in United States dollars in immediately available funds by wire transfer to an account designated by the party to receive payment in writing to the party making payment.

     2.4. Transfer Taxes. Purchaser shall be responsible for all real estate transfer recording or similar Taxes (other than income taxes payable in connection with the purchase and sale contemplated herein) and recording charges assessed or payable in connection with the transfer of the Real Estate Assets.

                                   ARTICLE 3

                    ASSUMPTION OF LIABILITIES AND OBLIGATIONS

     3.1. Assumed Liabilities. Except for the Excluded Liabilities, Purchaser shall, without any further responsibility or liability of, or recourse to, Seller or Parent, except as set forth herein, absolutely and irrevocably assume and be solely liable and responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured, to the extent primarily related to the Real Estate Assets prior to, on, or following the Closing Date, including, without limitation, the obligations of Seller with respect to real property taxes relating solely to the Facility under that certain bond with Orange County required to be executed by Seller as part of the Subdivision (the "Assumed Liabilities").

     3.2. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller that are not to be assumed or retained by Purchaser hereunder (the "Excluded Liabilities") and for which Seller shall remain responsible therefor, are as follows:

         (a) any and all debts, claims, obligations or liabilities whatsoever to the extent not primarily related to the Real Estate Assets;




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         (b) the liabilities and obligations of Seller arising pursuant to this
Agreement, including without limitation Seller's indemnification obligations set forth in Article 11 (which includes indemnification obligation for Environmental Claims pursuant to Section 11.1(c));

         (c) any and all obligations of Seller under that certain bond with Orange County required to be executed by Seller as part of the Subdivision, except real property taxes relating solely to the Facility under such bond; and

         (d) any and all other obligations and liabilities for which Seller has assumed responsibility pursuant to this Agreement.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

     Seller and Parent, jointly and severally, represent and warrant to Purchaser as follows:

     4.1. Organization; Authority of Seller and Parent. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Seller has the full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where its business is conducted and such properties are owned, leased or operated. Seller is qualified to do business and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so duly qualified and in good standing would cause a material adverse effect on Seller's ownership of the Real Estate Assets or on the use of the Real Estate Assets as currently used by the Company (a "Material Adverse Effect"). The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and all agreements and documents specifically contemplated hereby to be executed and delivered by Seller, when executed and delivered pursuant hereto will constitute, the legal, valid, binding, and enforceable obligations of Seller, enforceable in accordance with their respective terms.

         (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Parent, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes, and all agreements and documents specifically contemplated hereby to be executed and delivered by Parent, when executed and delivered pursuant hereto will constitute, the legal, valid, binding, and enforceable obligations of Parent, enforceable in accordance with their respective terms.




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     4.2. No Conflicts. Except as disclosed on Schedule 4.2, neither the Real
Estate Assets, Seller nor Parent or any of Seller's or Parent's material properties or assets are subject to or bound by any provision of (a) any Applicable Law or judicial or administrative decision; (b) its articles or certificate of incorporation, as the case may be, or by-laws; (c) any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator; or (d) any contract, agreement, note, indenture or other document or instrument that, in any case, would prevent, or be violated by, or under which there would be a default or the creation of any Encumbrance as a result of, nor is the consent of any Person (including any Governmental Authority) under any contract or agreement or otherwise required for, the execution, delivery and performance by Seller or Parent of this Agreement and the transactions contemplated hereby, other than, in the case of clause (d) above, such violations, defaults or failures to obtain consents which do not have and are not reasonably expected to have a Material Adverse Effect. Seller agrees that the items set forth in
Schedule 4.2, which exist as of the date hereof, shall be satisfied, waived or eliminated, as the case may be, prior to the Closing.

     4.3. Title; Condition. (a) Seller holds good and marketable fee simple title to the Real Estate Assets and will transfer to Purchaser or cause Parent to transfer to Purchaser at the Closing good and marketable fee simple title to the Real Estate Assets, free and clear of all Encumbrances other than those (i) Encumbrances that do not materially interfere with the present use by the Company of the property or assets subject thereto or affected thereby, (ii) Encumbrances for taxes, assessments or governmental charges, or landlords' mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Closing Date Balance Sheet (as defined in the Stock Purchase Agreement) in accordance with the requirements therefor contained in the Stock Purchase Agreement, (iii) Encumbrances set forth on Schedule 4.3(a)(i), (iv) those matters that, individually or in the aggregate, are not material in character, amount or extent and do not materially detract from the value or marketability of, or interfere with the present use of, any part of the Facility, and (v) Encumbrances created by or on behalf of, or caused to be created by or on behalf of Purchaser or the Tenant under the Rollover Lease (collectively, "Permitted Encumbrances"). Seller acknowledges and agrees that Permitted Encumbrances shall not include those items identified on Schedule 4.3(a)(ii), which must be satisfied or otherwise terminated prior to the Closing.

         (b) There are no condemnation proceedings or eminent domain proceedings of any kind pending against the Real Estate Assets or any portion thereof, and, no written notice of any threatened condemnation proceedings or eminent domain proceedings of any kind against the Real Estate Assets or any portion thereof, have been received by Seller or Parent.

         (c) There are no leases, subleases, Licenses or other written agreements granting to any Person any right to the use, occupancy, or enjoyment of the Real Estate Assets, or any portion thereof, except for those items set forth on Schedule 4.3(c).

         (d) The Real Estate Assets are being used in accordance with all zoning laws and regulations promulgated by any Governmental Authority having jurisdiction, except where the failure to comply with such zoning laws and regulations does not and will not individually or in the aggregate have a Material Adverse Effect.




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         (e) Prior to the Closing, the Reciprocal Easement and Operation
Agreement will be in full force and effect. A current, true, complete and correct copy of the Reciprocal Easement and Operation Agreement is attached hereto as Exhibit D. There have been no changes in the Reciprocal Easement and Operation Agreement, which have or could reasonably be expected to have, individually or in the aggregate, either a Material Adverse Effect or a material adverse effect on the Company. Prior to the Closing, the Subdivision will be completed in accordance with Applicable Laws. The subdivision plat filed in connection with the Subdivision is the same subdivision plat which was delivered to Purchaser's counsel on or about June 3, 1999 from McLean & Schultz, except for changes which (i) do not have or are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) do not affect the certification for the survey to be given by McLean & Schultz, surveyors, as contemplated in Section 7.1(h).

     4.4. Litigation. Except as disclosed in Schedule 4.4, there is not any action, claim, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena, investigation (civil, criminal or regulatory), or litigation, pending or to the Knowledge of Seller or Parent threatened against or, to the Knowledge of Seller, relating to the Real Estate Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, seeking unspecified damages, damages in excess of $50,000 or any injunctive or other equitable relief. Neither Seller nor Parent are in violation of any terms of any judgment, writ, decree, injunction or order entered by any Governmental Authority and outstanding with respect to the Real Estate Assets, except for such violations which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.5. Material Changes. Except as set forth on Schedule 4.5, since December 31, 1998, Seller has conducted its business in the ordinary course consistent with past practice and Seller, and the Company until the closing date under the Stock Purchase Agreement, have not:

         (a) suffered or caused any Material Adverse Effect;

         (b) incurred, assumed or guaranteed any Debt that would have any effect on any of the Real Estate Assets, except in the ordinary course of business consistent (in amount and kind) with prior practice;

         (c) mortgaged, pledged or subjected to any other Encumbrance, the Real Estate Assets or portion thereof (other than Permitted Encumbrances);

         (d) sold, transferred, leased to others or otherwise disposed of any of the Real Estate Assets or portion thereof;

         (e) received any written notice of termination of any material contract or agreement included in the Real Estate Assets;

         (f) suffered any damage, destruction or loss to any of the Real Estate Assets, (whether or not covered by insurance), that has or could reasonably be expected to have a Material Adverse Effect on the ability to conduct the business at the Facility as it is now conducted;



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         (g) except with respect to the transactions contemplated herein or in the Rollover Lease, (i) entered into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment that would have any effect on any of the Real Estate Assets, other than in the ordinary course of business consistent (in amount and kind) with past practice, or (ii) paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

         (h) participated in any condemnation proceedings commenced with respect to any Real Estate Asset or received notice of any proposed commencement of any such proceedings; or

         (i) knowingly waived any rights of substantial value with respect to the Real Estate Assets.

     4.6. Undisclosed Liabilities. There are no material debts, claims, commitments, liabilities or obligations of Seller primarily relating to the Real Estate Assets of any nature whether accrued, absolute, contingent or otherwise, except those (a) provided for or reserved against in the Closing Date Balance Sheet (as defined in the Stock Purchase Agreement), (b) which have arisen in the ordinary course of business since the date of the Closing Date Balance Sheet,
(c) which are created by or on behalf of, or caused to be created by or on behalf of, Purchaser, or the Tenant under the Rollover Lease, (d) set forth on
Schedule 3.12 of the Stock Purchase Agreement, or (e) set forth on Schedule 4.6 hereof.

     4.7. Taxes. There are no unpaid Taxes with respect to any period, or a portion thereof, ending on or before the Closing Date which are or could become an Encumbrance on the Real Estate Assets, except for current Taxes not yet due and payable or reserved for on the Closing Date Balance Sheet (as defined in the Stock Purchase Agreement).

     4.8. Compliance with Law. From the date hereof until the Closing Date, Seller will comply with all Applicable Laws applicable to Seller's ownership of the Real Estate Assets, except for violations, which have not had, or are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.9. Brokerage Fees. No Person is entitled to any brokerage or finder's fee or other commission from Seller in respect of this Agreement or the transactions contemplated hereby except for Quarterdeck Investment Partners, Inc. ("Quarterdeck") (whose fee shall be paid by Parent).

     4.10. Insurance. Schedule 4.10 contains a true, complete and correct list of all insurance policies currently maintained by Seller, the Company or Parent covering Seller and the Real Estate Assets (the "Insurance Policies") and no written notice of cancellation, termination, or reduction of coverage, and no written notice of intention to cancel, terminate or reduce coverage, has been received. Seller has given, or will give, Purchaser access to true, complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.


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     4.11. Disclaimer of Other Representations and Warranties; Knowledge;
Disclosure

         (a) Neither the Seller nor the Parent makes, or has made, any representations or warranties relating to the Real Estate Assets or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein.

         (b) No representation or warranty of the Seller or the Parent in this Agreement or in any certificate or instrument delivered by the Seller or the Parent in accordance with the terms hereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein in light of the circumstance in which they were made not misleading.

         (c) Whenever a representation or warranty made by the Seller or the Parent herein refers to the knowledge or expectation of the Seller or the Parent, such knowledge or expectation shall be deemed to consist only of the actual knowledge or expectation of any of those persons listed on Schedule 4.11 or the knowledge or expectation which would have been present after reasonable due inquiry by the persons on Schedule 4.11 based on his or her position with the Seller and/or the Parent.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     5.1. Organization and Authority of Purchaser. Purchaser is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Purchaser, and the consummation by it of the transaction contemplated hereby, have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid, binding and enforceable obligation of Purchaser, enforceable in accordance with their terms.

     5.2. No Conflicts. Except as disclosed on Schedule 5.2, Purchaser is not subject to or bound by any provision of (i) any Applicable Laws; (ii) its certificate of incorporation or by-laws; (iii) any material mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other material instrument or agreement, license, permit, trust, custodianship or other restriction; or (iv) any judgment, order, writ, injunction or decree of any Governmental Authority that, in any case, would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of, or filing with any Person or Governmental Authority under any material agreement required for, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby.


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     5.3. Brokerage Fees. No Person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the transactions contemplated hereby.

     5.4. Litigation. There are no actions, suits, proceedings, criminal, civil, regulatory or otherwise, orders or investigations pending or, to Purchaser's knowledge, threatened by or against or affecting Purchaser at law or in equity, or before or by any Governmental Authority that would materially adversely affect Purchaser's ability to consummate the transactions contemplated hereby or would prevent performance by Purchaser of this Agreement.

     5.5. Financial Capability. The Purchaser has adequate funds to purchase the Real Estate Assets on the terms and conditions contained in this Agreement and will have such funds on hand and readily available on the Closing Date.

                                   ARTICLE 6

                              PRE-CLOSING COVENANTS

     6.1. Conduct of Business. During the period from the date hereof through the Closing Date, and except as expressly required by this Agreement or otherwise consented to in writing by Purchaser, or except as otherwise provided for in the Rollover Lease or the Stock Purchase Agreement, Seller shall:

         (a) comply with all Applicable Laws and perform all contractual and other obligations applicable to the Real Estate Assets or the Assumed Liabilities;

         (b) maintain in full force the Insurance Policies and other adequate insurance with respect to the Real Estate Assets covering risks customarily insured by similar businesses;

         (c) not amend, supplement, waive or otherwise modify any material contract or agreement included in the Real Estate Assets, other than in the ordinary course of business consistent with past practice or permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

         (d) not dispose of or abandon any of the Real Estate Assets, or permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

         (e) not (i) permit or cause any of the Real Estate Assets to become subject to any Encumbrance, except for Permitted Encumbrances, or encumber the Real Estate Assets in any secured financing or other similar arrangement, (ii) waive any material claims or rights relating to the Real Estate Assets, or (iii) permit any of its Affiliates to do, or agree, in writing or otherwise, to do, any of the foregoing;

         (f) notify Purchaser of any material adverse change with respect to the condition of the Real Estate Assets or the Assumed Liabilities;

         (g) not authorize any, or commit or agree to take any, of the actions described in the foregoing paragraphs (c), (d) and (e).




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

     6.2. Subdivision. Seller and Parent shall use commercially reasonable efforts to consummate the Subdivision as soon as reasonably practicable. Seller and Parent shall be responsible for all costs and expenses incurred in connection with the consummation of the Subdivision. Seller and Parent shall keep Purchaser reasonably informed of the status and terms of the Subdivision, and provide Purchaser with prompt written notice of completion of the Subdivision (the "Subdivision Notice"). The Subdivision shall be completed in a manner satisfactory to the applicable Governmental Authorities having jurisdiction, and any material changes to the Subdivision plat that was delivered to counsel to Purchaser shall be reasonably satisfactory to Purchaser. Seller and Parent agree that no change or amendment to the Reciprocal Easement and Operation Agreement that would have an adverse effect on the Real Estate Assets shall be executed without Purchaser's prior consent.

     6.3. Access to Records and Facility. (a) From and after the Closing and until the sixth anniversary thereof, (i) Seller and Parent agree to grant to Purchaser, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any books and records of Seller, Parent and the Company pertaining to the Real Estate Assets and existing on the Closing Date, for any reasonable purpose of Purchaser, and (ii) the Purchaser agrees, and agrees to cause the Company, to grant to Seller and Parent, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any books and records of the Company or the Purchaser that pertain to the operation of the business at the Facility on or prior to the Closing Date for any reasonable purpose of Seller or Parent. Thereafter, Purchaser agrees not to destroy the books and records of Seller, Parent or the Company pertaining to the Real Estate Assets without written notice to Seller and Parent and an opportunity by Seller and Parent, at Seller's and Parent's sole cost and expense, to have Purchaser deliver to Seller or Parent, as the case may be, such books and records.

         (b) Prior to the Closing, Seller and Parent shall give or cause the Company and its accountants, counsel, consultants, employees and agents to give Purchaser and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and other information within their control with respect to the Real Estate Assets, all properties, assets, books, contracts, commitments, reports and records of Seller, as Purchaser shall from time to time reasonably request. In addition, Seller and Parent shall permit or cause the Company to permit Purchaser and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of Seller, Parent or the Company during normal business hours as may be necessary to Purchaser in its review of Real Estate Assets, all properties, assets and business affairs of Seller and the above-mentioned documents, records and information. Purchaser and Purchaser's agents shall have the right, upon giving reasonable advance notice, to enter upon and inspect the Real Estate Assets, including physical inspection of the surface and sub-surface land and all improvements and the major components thereof. In connection with any physical inspection of the properties and other assets of the Real Estate Assets, (i) Purchaser shall use its reasonable best efforts to avoid any disruption to the normal business activities of the Company, and (ii) following termination of this Agreement, Purchaser (x) shall indemnify and hold harmless Seller, the Company and their respective Affiliates, officers, directors and employees from and against any and all losses arising out of the physical inspection of such properties or assets, and (y) shall return such properties and assets to their original condition.


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

         (c) Subject to the terms and conditions hereof, Seller and Purchaser agree to use commercially reasonable efforts:

         (i) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory to Purchaser in form and substance) all Licenses and Consents as are necessary for the consummation of the transactions contemplated hereby;

         (ii) to effect all necessary registrations and filings; and

         (iii) to furnish each other such information and assistance as reasonably may be requested in connection with the foregoing.

     6.4. No Inconsistent Action. Subject to Sections 8.1 and 8.2, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. None of the parties hereto shall take or omit to take any action that could result in any of their respective representations and warranties not being true in all material respects on the Closing Date.

     6.5. Notices of Certain Events. Seller shall notify Purchaser, and Purchaser shall notify Seller, as applicable, promptly of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

         (c) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or threatened against, relating to, involving or otherwise affecting, the Real Estate Assets which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.4, or which relate to the consummation of the transactions contemplated by this Agreement; and

         (d) any change that (i) is adverse to the value of the Real Estate Assets taken as a whole, or (ii) impairs or delays the ability of Seller to effect the Closing.

         Seller's notification of Purchaser or Purchaser's notification of Seller, as applicable, of any of the events set forth above in accordance with this Section 6.5 shall not be deemed to cure any related breaches of the representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of Purchaser or Seller, as applicable, to take any action with respect to such notice be deemed a waiver of any such breaches.

     6.6. Parent. Parent shall cause Seller to perform in a timely manner all of Seller's obligations under this Agreement, including the transfer of the Real Estate Assets as required by this Agreement.

     6.7. Commercially Reasonable Efforts. Each of the parties hereto shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

     6.8. Further Actions. Subject to the terms and conditions hereof, Seller and Purchaser agree to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE 7

                              CONDITIONS TO CLOSING

     7.1. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser in its sole discretion:

         (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority existing against the Real Estate Assets, Purchaser, Seller, the Company, Parent or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains or prevents the transaction contemplated herein.

         (b) Each of the representations and warranties of Seller made hereunder that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         (c) Seller shall have performed and complied in all material respects with all its covenants, undertakings and agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

         (d) Purchaser shall have received a certificate, dated the Closing Date, from an authorized officer of each of Seller and Parent to the effect that the conditions specified in Section 7.1(b) and 7.1(c) have been fulfilled.

         (e) All Governmental Approvals and Consents required for the consummation of the transactions herein contemplated to be obtained by Purchaser or Seller, Parent and the Company shall have been obtained or effected, a list of which is attached hereto as Schedule 7.1(e).

         (f) The closing of the purchase and sale of the stock of the Company contemplated pursuant to the Stock Purchase Agreement shall have occurred.

         (g) Seller shall have completed a subdivision separating the Real Estate Assets from the parcel(s) of the real property expected to be sold to Primus Holdings, L.P. ("Primus") pursuant to the existing Option Agreement with Primus (the "Primus Parcels") in accordance with all Applicable Laws (the "Subdivision") and shall have executed the Reciprocal Easement and Operation Agreement and sent same for filing to the appropriate recording office. Upon completion of the Subdivision, Seller agrees to deliver original copies of all maps, site plans, conditions of approval and other documents evidencing the terms and the completion of the Subdivision, including a copy of the final executed Reciprocal Easement and Operation Agreement.

         (h) Purchaser shall have received from First American Title Insurance Company at its expense (the "Title Company") a title insurance policy (the "Title Policy") issued to Purchaser in the amount of the Purchase Price, insuring Purchaser and issued as of the Closing Date by the Title Company, showing the Purchaser to have fee title to the Facility and improvements thereon, subject only to easements and other items of record which are set forth in Schedule 4.3(a)(i) (other than those to be removed as provided in Section 4.3(a)(ii)), changes made as a result of the Subdivision and the Reciprocal Easement and Operation Agreement, together with a zoning endorsement confirming the representations set forth in Section 4.3(d) to the extent applicable to the Facility and improvements thereon. In conjunction with the receipt of the foregoing Title Policy, Permits, Etc. shall report no recorded building code violations and that a certificate of occupancy with respect to the Real Estate Assets is not required by the City of Anaheim, California, or that, if required, such certificate has been issued. Purchaser shall have received an updated survey of the Facility at its expense which shall not reflect any state of facts inconsistent with the requirements of this Agreement, certified by McLean & Schultz, surveyors, to the effect that access to public highways, access to utilities (whether by easement or otherwise), number of parking spaces and buildings constituting a part of the Real Estate Assets shall be substantially the same after the Subdivision (and after giving effect to the Reciprocal Easement and Operation Agreement) as existed immediately prior to the recording thereof.

         (i) Each of the deeds of trust listed on Schedule 4.3(a)(ii) shall have been terminated and shall be of no further force and effect and the other encumbrances (and related UCC financing statements) set forth on Schedule 4.3(a)(ii) shall have been released and terminated.

         (j) Purchaser shall have been furnished with certificates of an authorized officer of each of Seller and Parent, dated the Closing Date, in form reasonably satisfactory to Purchaser, in order to establish the corporate power and authority of Seller and Parent to consummate the actions contemplated by this Agreement.

         (k) The items set forth in Schedule 4.2 shall be satisfied, waived or eliminated, as the case may be, prior to Closing.

         (l) Seller and Parent shall deliver to Purchaser the documents and other items set forth in Sections 9.1 and 9.3.

     7.2. Conditions to the Obligations of Seller. The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

         (a) On the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority existing against Purchaser, Seller, Parent or the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains or prevents the transaction contemplated hereby.

         (b) Each of the representations and warranties of Purchaser made hereunder that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         (c) Purchaser shall have performed and complied in all material respects with all its covenants, undertakings and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

         (d) Seller shall have received a certificate, dated the Closing Date, from an authorized officer of Purchaser to the effect that the conditions specified in Sections 7.2(b) and 7.2(c) have been fulfilled.

         (e) All Governmental Approvals and Consents required to be obtained by Purchaser or Seller, Parent and the Company shall have been obtained or effected, a list of which is attached hereto as Schedule 7.2(e).

         (f) The closing of the purchase and sale of the stock of the Company contemplated pursuant to the Stock Purchase Agreement shall have occurred.

         (g) Seller shall have completed the Subdivision.

         (h) Seller shall have been furnished with certificates of an authorized officer of Purchaser, dated the Closing Date, in form reasonably satisfactory to Seller, in order to establish the corporate power and authority of Purchaser to consummate the actions contemplated by this Agreement.

         (i) Purchaser shall deliver to Seller and Parent the Purchase Price and the documents and other items set forth in Section 9.2 hereof.

                                    ARTICLE 8

                            TERMINATION AND SURVIVAL

     8.1. Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

         (a) by mutual written consent of Purchaser, Parent and Seller; or

         (b) by Seller, Parent or Purchaser after July 31, 2004 (the "Final Termination Date"); provided, however, that if the Closing has not occurred by the Final Termination Date as the result of a breach of this Agreement, then the party responsible for such breach may not avail itself of the right to terminate under this Section 8.1(b);

         (c) by Purchaser, if there has been a violation or breach by Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Purchaser impossible and such violation or breach has not been waived by Purchaser;

         (d) by Seller, if there has been a violation or breach by Purchaser of an agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller; or

         (e) automatically without any action by any of the parties hereto if the Stock Purchase Agreement is terminated pursuant to Section 2.3 thereof.

     8.2. Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party and, in such event, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and neither party shall have any rights against the other party or any of such other party's directors, officers, employees, agents, consultants, representatives, advisers, shareholders or Affiliates; provided, however, that: (a) the foregoing shall not be construed to deprive any party hereto of any remedy hereunder or at law or equity if this Agreement is terminated in violation of this Agreement or to deprive the non-breaching party of any remedy if it is terminated pursuant to
Section 8.1(b), 8.1(c), 8.1(d) or 8.1(e); and (b) the provisions of Sections 6.3(b)(i)(x) and 12.1 shall survive termination of this Agreement.

                                   ARTICLE 9

                               CLOSING DELIVERIES

     9.1. Items to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following, items:

         (a) Copies of resolutions of Seller certified by a Secretary, Assistant Secretary or other appropriate officer of Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

         (b) Executed deed(s) and the other instruments of transfer referred to in Section 1.2, bills of sale of all fixtures and personal property included in the Real Estate Assets or other appropriate instruments of transfer with respect to all of the Real Estate Assets not transferred or assigned by any other documents or instruments described in this Section;

         (c) Executed documents of assignment or transfer with respect to the Licenses, if any;

         (d) Such affidavits as the Title Company shall reasonably require in order to omit from the Title Policy exceptions for judgment, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name;

         (e) Seller shall have delivered to Purchaser certificate(s) in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act (e.g., a certificate of non-foreign status as provided in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B)) and a comparable California form (FTB Form 590-RE);

         (f) An assignment without representation or warranty of all the Contracts, if any, and, to the extent they are then in Seller's possession or under its control, originals of said contracts;

         (g) Evidence of the payment by Seller of the final invoice delivered by Purchaser, if any, as provided in Section 9.2(c); and

         (h) Any other document reasonably necessary to effectuate the transactions contemplated hereby.

     9.2. Items to be Delivered by Purchaser. At the Closing, Purchaser shall pay the Purchase Price to Seller or, at Seller's discretion by written request, to Parent (on behalf of the Seller) and shall execute where applicable and deliver to Seller the following items:

         (a) Copies of resolutions of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

         (b) Executed assignment and assumption agreement with respect to the Contracts, if any, the Licenses, if any and the Assumed Liabilities;

         (c) A final invoice for an environmental insurance policy covering the Real Estate Assets (the "Environmental Policy") (it being understood and agreed that (i) Purchaser shall be solely responsible for obtaining the Environmental Policy, if any; and (ii) the issuance or obtainment of such policy shall in no way affect or delay the Closing); and upon payment of such final invoice by Seller for the Environmental Policy pursuant to Section 9.1(g), Purchaser shall reimburse Seller for same;

         (d) Payment of any amount owed by Tenant to Landlord under the Rollover Lease; and

         (e) Any other document reasonably necessary to effectuate the transactions contemplated hereby.

     9.3. Items to be Delivered by Parent. At the Closing, Parent shall deliver to Purchaser the following documents:

         (a) Copies of resolutions of Parent, certified by the Secretary or Assistant Secretary of Parent, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

         (b) Any other document reasonably necessary to effectuate the transactions contemplated hereby.

                                   ARTICLE 10

                            POST CLOSING OBLIGATIONS

     10.1. Further Assurances. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Real Estate Assets, and otherwise carry out the transactions contemplated by this Agreement.

     10.2. Taxes on Primus Parcel. A portion of the Facility is included within Orange County Assessor's Parcel Nos. 234-121-17 and 234-121-18, which are the current tax parcels of which the Primus Parcels are a part. The remainder of the Facility is currently Orange County Assessor's Parcel No. 234-121-15. Following the Closing, Seller shall, with reasonable diligence, take all steps reasonably necessary to cause a segregation, for real property tax purposes, of the portion of the Facility which is included in Parcels Nos. 234-121-17 and 234-121-18 from the Primus Parcels. Pending completion of such segregation, the parties anticipate that Orange County will continue to issue tax statements for Parcel Nos. 234-121-15, 234-121-17 and 234-121-18 and that such tax statements will be directed to Seller. If such segregation has not been completed by the time that either Seller or Primus, as to the Primus Parcels, or Purchaser, as to the Facility, makes or is preparing to make its payment of any installment of real property taxes with respect to the Primus Parcels or the Facility, respectively, falling due after Closing, then (a) within fifteen (15) days after written demand by Seller to Purchaser, Purchaser shall pay to Seller or to Orange County, at Seller's direction, the taxes set forth on the statement for Parcel No. 234-121-15 and the portion of the taxes shown on the tax statements for Parcel Nos. 234-121-17 and 234-121-18 attributable to the portion of the Facility located within such tax parcels, and (b) within fifteen (15) days after written demand by Purchaser to Seller, Seller shall pay or cause to be paid to Orange County or Purchaser, the portion of the taxes shown on the tax statements for Parcel Nos. 234-121-17 and 234-121-18 that are attributable to the Primus Parcels. For the purpose of the preceding sentence, prior to the issuance of separate tax statements by Orange County for the Facility and the Primus Parcels, the allocation of real property taxes between such parcels shall be determined on an estimated basis, allocating such real property taxes attributable to land on the basis of the respective acreage of each parcel reflected on the Subdivision map and allocating the portion of such real property taxes attributable to improvements on the basis of the aggregate square footage of the respective buildings located on each parcel. Purchaser shall cause McLean & Schultz to prepare a plat showing the boundary lines and acreage of the tax parcels as compared with the boundary lines and acreage of the Subdivision map, together with such other information as the parties shall reasonably request, for the purpose of calculating such tax allocation. To the extent that the allocation of real property taxes differs from the actual allocation made by Orange County and reflected in the separate tax statements when they become available, Purchaser or Seller, as applicable, shall pay the amount of such difference to the other in cash within fifteen (15) days after issuance of the separate tax statements for the applicable fiscal year. The obligations set forth in this paragraph shall survive the Closing.

                                   ARTICLE 11

                                 INDEMNIFICATION

     11.1. Indemnification by Seller. Subject to the terms and conditions of this Article 11, (including, specifically, the survival periods set forth in Section 11.4 and the limitations set forth in Section 11.5), Parent and Seller, jointly and severally, hereby agree to defend, indemnify and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees, agents, advisors and representatives (collectively, the "Purchaser Indemnified Parties"), from and against and pay or reimburse the Purchaser Indemnified Parties for any and all claims, actions, liabilities, obligations, damages, Taxes, fines, proceedings and deficiencies and any and all out-of-pocket costs and expenses, including reasonable attorneys' fees and disbursements and costs of investigation (individually a "Loss" and collectively "Losses"), incurred by the Purchaser Indemnified Parties in connection therewith, which arise by reason of:

         (a) an inaccuracy or breach of any of the representations or warranties of Seller or Parent set forth herein;

         (b) any breach or default by Seller or Parent of any of its covenants or agreements set forth in this Agreement, except for the covenants or agreements under Sections 11.1(a) or 11.1(c) hereof; or

         (c) any Environmental Claims, but only to the extent attributable to circumstances or conditions relating to the Company's businesses or properties existing, or events occurring, on or prior to the Closing Date; or any Environmental Claims to the extent relating to any business, wholly or partially-owned subsidiary, or property owned or operated of or by the Company or Seller prior to the Closing Date, that is not owned, used or operated by the Company on the Closing Date.

     11.2. Indemnification by Purchaser. Subject to the terms and conditions of
Article 11 (including, specifically, the survival periods set forth in Section
11.4 and the limitations set forth in Section 11.5), Purchaser shall indemnify and hold harmless Seller, Parent, their respective Affiliates and their respective directors, officers, employees, agents, advisors and representatives, (the "Seller Indemnified Parties"), from and against and pay or reimburse the Seller Indemnified Parties for any and all Losses incurred by the Seller Indemnified Parties in connection therewith which arise by reason of:

         (a) any inaccuracy or breach of any of the representations or warranties of Purchaser set forth herein; or

         (b) any breach or default by Purchaser of any of its covenants or agreements set forth in this Agreement, except for the covenants and agreements under Section 11.2(a).

     11.3. Indemnification Procedure. (a) Notice of Claims. For purposes of this
Article 11, "Indemnified Party" or "Indemnified Parties" shall refer to Purchaser Indemnified Parties or Seller Indemnified Parties seeking indemnification under Section 11.1 or Section 11.2 above, as the case may be, and "Indemnifying Party" shall refer to the Person or Persons from whom indemnification is sought pursuant to Section 11.1 or Section 11.2 above, as the case may be. If at any time an Indemnified Party seeks indemnification hereunder, such party shall provide to the Indemnifying Party prompt written notice of such claim upon becoming aware of the existence of such claim, it being understood and agreed that the failure to provide such prompt notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give prompt notice. If such indemnification claim is based upon or related to any claim, action or proceeding commenced or threatened by a third party against such Indemnified Party, (i) upon the written request of the Indemnifying Party, such Indemnified Party shall furnish to the Indemnifying Party copies of any documents in the possession of the Indemnified Party which relate to such third-party claim, action or proceeding, and (ii) the Indemnifying Party shall promptly notify the Indemnified Party in writing as to whether it acknowledges its indemnification obligation and agrees to accept liability for any Losses resulting from such third party claim, action or proceeding, subject in any event to the terms and conditions set forth in this Article 11 (including Section 11.3(b)).

         (b) Third-Party Claims. In the case of any claim asserted by a third party against an Indemnified Party, notice shall be given by the Indemnified Party to the Indemnifying Party as soon as practicable after such Indemnified Party has knowledge of any claim as to which indemnity may be sought (together with the documentation referenced in Section 11.3(a)), and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) if the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation, is not Whitman, Breed, Abbott & Morgan LLP on behalf of Purchaser, or Calfee, Halter & Griswold LLP on behalf of Seller or Parent, then such counsel shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement or indemnification hereunder except as provided below), and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give prompt notice. Except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff (with respect to such settlement or judgment) to such Indemnified Party of a release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the Indemnified Party has available to it one or more fundamental defenses or counterclaims that are inconsistent with one or more of the fundamental defenses expected to be relied upon by the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall, in such instances, upon discovery of such conflict, have the right to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the cost of the Indemnifying Party (to the extent required under this Article 11); provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within 30 days after receipt of the notice from the Indemnified Party above and the documents described in Section 11.3(a), the Indemnified Party shall have the full right to defend against any such claim or demand at the cost of the Indemnifying Party (to the extent required under Article 11) and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate with the negotiation, defense and/or settlement of any claim or litigation subject to this Article 11 and the records of each shall be reasonably available to the other with respect to such negotiation defense and/or settlement.

         (c) Environmental Claims. If Seller or Parent is required to perform any investigation, monitoring, clean-up, containment, response, removal, remedial, compliance or other action relating to any Environmental Claim for which Seller or Parent is obligated to defend, indemnify and hold the Purchaser Indemnified Parties harmless pursuant to Section 11.1(c) (such work is referred to herein as the "Environmental Actions"), Seller or Parent, as the case may be, shall perform, or cause to be performed, the Environmental Action(s), provided, however, that Seller or Parent, as the case may be, shall have the continuing right of access during normal business hours and without unduly interfering with the business of Purchaser or the Company (including for its relevant consultants and independent contractors) and the exclusive right to manage and control all Environmental Actions undertaken pursuant to Section 11.1(c), including, without limitation, selection of any contractor or consultant, any contracts entered into with such parties, any disclosures to or agreements with any public or private agencies relating to the Environmental Action and any written plan for the particular Environmental Action, subject to the requirements of this Agreement. Seller shall conduct any Environmental Actions at the Facility:

             (1) using a nationally recognized environmental consulting firm reasonably acceptable to Purchaser;

             (2) in a manner which does not impair the value, in any material respect, of the Real Estate Assets, including, but not limited to, refusing to accept any deed restriction which may impair the value, in any material respect, of the Real Estate Assets; and

             (3) in a manner reasonably consistent with the Company's security requirements, and which minimizes the intrusion upon business operations; including, but not limited to, providing reasonable notice at least twenty-four hours prior to entry.

     11.4. Survival. Except as otherwise provided herein, the warranties and representations of the parties contained in this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of two years from the Closing Date; provided, however that the representations and warranties contained in Section 4.7 [Taxes] shall survive the Closing for the period of the applicable statute of limitations (including any extensions thereof). In addition, the indemnification of the Purchaser Indemnified Parties under Section 11.1(c) [Environmental Claims] shall survive for a period of five years, provided that the Closing takes place simultaneously with the closing under the Stock Purchase Agreement. If the Closing does not take place simultaneously with the closing under the Stock Purchase Agreement, the indemnification of the Purchaser Indemnified Parties under Section 11.1(c) [Environmental Claims] shall survive for a period of five years from the closing under the Stock Purchase Agreement.

     11.5. Limitations on Indemnification. Indemnification under this Article 11 shall be limited as follows:

         (a) No indemnification shall be made for Losses unless a written claim for indemnification is made (identifying and describing such claim with reasonable specificity) not later than the applicable survival periods set forth in Section 11.4.

         (b) Neither Seller nor Parent shall be responsible for the indemnification of the Purchaser Indemnified Parties for any Losses under this
Article 11 (except for indemnification for any Losses under Section 11.1(b) in which case the limitation in this Section 11.5(b) shall not apply), unless and until (i) the aggregate amount of all indemnifiable Losses of the Purchaser Indemnified Parties hereunder, plus (ii) the aggregate amount of all indemnifiable Losses of the Buyer Indemnitees (as defined in the Stock Purchase Agreement) under Article 8 of the Stock Purchase Agreement (with the third sentence in Section 8.4(b) of the Stock Purchase Agreement being incorporated herein by reference), plus (iii) the aggregate amount of all indemnifiable Losses with respect to Environmental Claims of the Tenant Indemnitees (as defined in the Rollover Lease) under Section 27(a)(ii) of the Rollover Lease, in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Seller's Threshold Amount"), in which case, Seller and Parent together shall only be liable for indemnifiable Losses in excess of Seller's Threshold Amount. Claims thereafter may be asserted regardless of amount.

         (c) The total liability of Seller and Parent and/or any of their Affiliates (or permitted assignees hereunder or under the Stock Purchase Agreement) for indemnification under this Article 11, and under Article 8 of the Stock Purchase Agreement, and for indemnification for all indemnifiable Losses with respect to Environmental Claims of the Tenant Indemnitees (as defined in the Rollover Lease) under Section 27(a)(ii) of the Rollover Lease, shall in no event exceed an aggregate amount of Twenty Million Dollars ($20,000,000), except for indemnification for any Losses under Section 11.1(b), in which case there shall be no limitations on the total liability of Seller and Parent, and except for those items referred to in clauses (i) and (ii) of Section 8.4(c) of the Stock Purchase Agreement to the extent provided in the Stock Purchase Agreement.

         (d) Purchaser shall not be responsible for the indemnification of the Seller Indemnified Parties for any indemnifiable Losses under Section 11.2(a) unless and until the aggregate amount of all indemnifiable Losses of the Seller Indemnified Parties hereunder plus the aggregate amount of all indemnifiable Losses of the Seller Indemnitees (as defined in the Stock Purchase Agreement) under Section 8.3(a) of the Stock Purchase Agreement in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Purchaser's Threshold Amount"), in which case, Purchaser shall only be liable for Losses in excess of Purchaser's Threshold Amount. Claims thereafter may be asserted regardless of amount.

         (e) The total liability of Purchaser and/or any of its Affiliates (or permitted assignees hereunder or under the Stock Purchase Agreement) for indemnification under Section 11.2(a) and under Sections 8.3(a) and 8.3(b) of the Stock Purchase Agreement shall in no event exceed an aggregate amount of Twenty Million Dollars ($20,000,000) (although this limitation shall have no impact on the Company's liability, if any, for the matters described under
Section 8.3(b) of the Stock Purchase Agreement after giving effect to the exception contained therein); it being understood and agreed that there shall be no duplication of recovery with respect to the matter described under said
Section 8.3(b). Effective on the Closing, neither Seller nor Parent shall seek indemnification from or pursue a claim against the Company for any Losses to the extent that Seller or Parent has an indemnification obligation therefor under this Agreement or for which Seller or Parent is responsible herewith after the Closing.

         (f) Absent fraud, intentional misconduct or intentional misrepresentation or criminal activity, each of the parties hereto hereby acknowledges and agrees that the indemnifications provided by this Article 11 (subject to the terms and conditions contained in this Article 11) shall be the sole and exclusive remedies of such party for monetary relief for any breach of the representations, warranties, covenants or agreements of any of the other parties set forth in this Agreement (including the Schedules).

         (g) Any indemnification shall be net of any amounts recovered from any surety, insurance carrier or third party obligor, including any customer (i.e., the government) (and shall not include the cost of maintaining any surety or insurance policies), and no right of subrogation against the indemnifying party shall accrue hereunder to or for the benefit of any surety, insurance company or any third party. The indemnified party shall submit in a timely manner to any applicable surety, insurance carrier or third party obligor, including any customer (i.e., the government) all claims for indemnifiable Losses for which it is reasonably likely that such entity would have a payment obligation to any such indemnified party (or its predecessors) and the indemnifying party shall be subrogated to the rights of such indemnified party (or its Affiliates) to claim against such surety, insurance carrier or third party; provided, however, that any failure to collect any such amounts shall not constitute a defense to an obligation to indemnify for any such Losses.

         (h) The term "Losses", as used in this Agreement, shall not include (i) any consequential damages which an Indemnified Party may suffer; or (ii) any cost or expense previously counted in determining any other Losses hereunder or for indemnification under the Stock Purchase Agreement or for indemnification under Section 27(a)(ii) of the Rollover Lease. The term "Losses" as used in the Stock Purchase Agreement and the Rollover Lease shall have the respective meanings set forth therein.

                                   ARTICLE 12

                                  MISCELLANEOUS

     12.1. Expenses. Except to the extent otherwise provided hereby, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the cost of obtaining any necessary Consents required to be obtained by it hereunder (it being understood and agreed that all items on Schedule 7.1(e) shall be at the expense of Seller). Seller shall be solely responsible for all fees and expenses of Quarterdeck relating to the transaction contemplated herein.

     12.2. Notices. Any notice or communication (a "Notice") given pursuant to this Agreement by a party hereto to the other party shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such Notice (in case of any corporation the signature shall be by an authorized officer thereof) upon receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy transmission and provided that the original copy thereof also is sent by certified or registered mail with confirmation of transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

         If to Seller
         or Parent, to:             Cafig Inc.
                                    5875 Landerbrook Drive, Suite 250
                                    Mayfield Heights, Ohio 44124-4069
                                    Attention: Glen W. Lindemann
                                    Telecopy: 440-442-1519

         With copies to:            Scott Technologies, Inc.
                                    5875 Landerbrook Drive, Suite 250
                                    Mayfield Heights, Ohio 44124-4069
                                    Attention: Glen W. Lindemann, President
                                               Debra L. Kackley, General Counsel
                                    Telecopy: 440-442-7307

         and:

                                    Calfee, Halter & Griswold LLP
                                    1400 MacDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio 44114
                                    Attention:  Douglas A. Neary, Esq
                                    Telecopy: 216-241-0816

         If to Purchaser, to:

                                    L-3 Communications Corporation
                                    600 Third Avenue
                                    New York, NY 10016
                                    Attention:  Christopher C. Cambria, Esq
                                    Telecopy: 212-805-5494


         with copy to:


                                    Whitman, Breed, Abbott & Morgan LLP
                                    200 Park Avenue
                                    New York, New York 10166
                                    Attention:  James P. Gerkis, Esq
                                    Telecopy: 212-351-3131

     12.3. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

     12.4. Entire Agreement. Except for the Stock Purchase Agreement, this Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written.

     12.5. Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     12.6. Assignment. This Agreement shall inure to the benefit of and be binding upon Seller, Parent and Purchaser and their respective successors and permitted assigns. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that, subject to the following sentence, Purchaser may assign this Agreement to (a) any of its Affiliates (it being understood and agreed that no such assignment by Purchaser pursuant to this proviso shall relieve Purchaser of any of its obligations hereunder); (b) to any Person (it being understood and agreed that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder); or (c) to Societe Generale or its Affiliates, or to such other reputable financial institution or institutions designated by Purchaser; provided further, however, that from and after the Closing Purchaser shall have the right to assign this Agreement to any Person (it being understood and agreed that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder). Notwithstanding the foregoing, it shall be a condition precedent to any such assignment that Purchaser execute a guarantee of the prompt payment and performance of all of the Purchaser's obligations, covenants and agreements contained in this Agreement, but only up until the Closing and payment in full of the Purchase Price, and prior to the Closing and payment in full of the Purchase Price, the Parent and Seller shall be entitled at their sole election to proceed directly against the Purchaser to the same extent and with the same rights and remedies as the Seller or the Parent will have against the assignee hereunder, including all rights and remedies for payment of the Purchase Price.

     12.7. Amendment. This Agreement may be amended, supplemented or otherwise modified only by written agreement duly executed by the parties hereto.

     12.8. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

     12.9. No Third Party Rights. Except as provided in Article 11 with respect to indemnification hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto, the Company, and their respective heirs, legal representatives, successors and permitted assigns.

     12.10. Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

     12.11. Waivers. Any waiver of rights hereunder must be set forth in writing. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     12.12. Severability, Enforceability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     12.13. Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below:

         "Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

         "Agreement" means this Real Estate Purchase Agreement (including the Exhibits and Schedules), as the same from time to time may be amended, supplemented or waived. References herein to "this Agreement" and the words "herein," "hereof' and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety.

         "Applicable Law" means any and all applicable provisions of any and all
(i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

         "Company" means the Interstate Electronics Corporation.

         "Consent" means any consent, approval, authorization, stipulation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

         "Encumbrance" means any mortgage, pledge, hypothecation, claim, security interest, lien, occupancy agreement, easement, encroachment, title defect, title retention agreement, voting trust agreement, equity, option, encumbrance, right of first refusal or charge.

         "Environmental Claims" means Losses for (i) non-compliance with Environmental Laws, (ii) investigation or remediation of Hazardous Materials,
(iii) claims of bodily injury or property damages allegedly due to exposure to Hazardous Materials, and (iv) claims for injunctive relief, including the provision of medical monitoring due to actual or potential exposure to Hazardous Materials.

         "Environmental Laws" means all applicable federal, state and local statutes, laws or regulations in effect on the date hereof relating to pollution or protection of the environment.

         "Facility Lease" means a Lease Agreement, if any, to be entered into between any permitted assignee of Purchaser hereunder as lessor and Purchaser as lessee.

         "Governmental Approval" means any Consent of, with or to any Governmental Authority.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

         "Hazardous Materials" means any hazardous substance, extremely hazardous substance, pollutant, contaminant and any other substance, material or waste regulated by any applicable Environmental Law or which requires investigation or remediation under any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "include", "includes", "included" and "including" shall be construed as if followed by the phrase "without being limited to".

         "Licenses" means all licenses, permits, approvals, consents, certificates of public convenience, orders, franchises and other authorizations of any Governmental Authority.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

         "Reciprocal Easement and Operation Agreement" means the Reciprocal Easement and Operation Agreement in the form annexed hereto as Exhibit D.

         "Tax Return" means any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments or amendments thereto, or extensions thereof) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

         "Taxes" means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

         "Subdivision" is defined in Section 7.1(g).


                            [signature page follows]

     IN WITNESS WHEREOF, Seller, Purchaser and Parent have duly executed and delivered this Agreement as of the day and year first above written.


                                     Seller:


                                     CAFIG INC


                                        By: /s/ Mark A. Kirk
                                        Name: Mark A. Kirk
                                        Title: President


                                     Purchaser:


                                     L-3 COMMUNICATIONS CORPORATION


                                        By: /s/ Christopher C. Cambria
                                        Name: Christopher C. Cambria
                                        Title: Vice President



                                     Parent:


                                     SCOTT TECHNOLOGIES, INC


                                        By: /s/ Mark A. Kirk
                                        Name: Mark A. Kirk
                                        Title: Senior Vice President and Chief
                                               Financial Officer